EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-104873) pertaining to the 401(k) Salary Reduction Plan and Trust, the 2001 Stock Option Plan, and the Employee Stock Purchase Plan, and in the Registration Statements (Form S-3 No. 333-110603 and No. 333-108848) of Sirna Therapeutics, Inc. (formerly known as Ribozyme Pharmaceuticals, Inc.) of our report dated January 23, 2004, with respect to the financial statements of Sirna Therapeutics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Denver, Colorado

March 17, 2004